Exhibit 99.1

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                         REPORTS THIRD QUARTER EARNINGS

     AUSTIN, TEXAS, November 10, 2006 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the quarter and nine months ended September 30, 2006. For the three months ended September 30, 2006, revenues were $6,769,000 compared to $9,182,000 for the three months ended
September 30, 2005. Net earnings were $409,000 or $.14 per diluted share, compared to $1,395,000 or $.48 per diluted share for the three months ended September 30, 2005. For the nine months ended September 30, 2006, revenues were $21,977,000 compared to $22,877,000 for the nine months ended September 30, 2005. Net earnings were $1,569,000 or $.53 per diluted share, compared to $3,615,000 or $1.24 per diluted share, for the nine months ended September 30, 2005.

     Ken Shifrin, APS Chairman of the Board stated, "While our emphasis in running American Physicians has always been on building long-term value, we never-the-less do not like to see a quarterly decline, even when comparing against what was a very good third quarter in 2005. Investment gains from sales of stock of $1,114,000 and $3,091,000 in the three and nine month periods last year, versus only $90,000 and $110,000 in the current three and nine month periods, accounting for 74% and 99% of the decline in pretax income for the three and nine month period ended September 30, 2006, respectively."

     Mr. Shifrin continued, "Our insurance segment has performed well in 2006, with revenues keeping pace with 2005 despite rate decreases in the Texas malpractice insurance market. This has been accomplished by additional marketing emphasis and has enabled us to meet objectives for new business and retention, though at lower premium rates and at higher cost. Similarly, in the current quarter we incurred $125,000 in consulting costs related to analyzing a new information system to improve future processing efficiencies.

     Our financial services segment experienced a significant decline for the quarter ended September 30, 2006, compared to the same period in 2005, with revenue declining 44% and pretax income by 79%. We have been faced over the last couple of years with the gradual, although recently accelerating commoditization of trading in corporate bonds, with the resultant reduction in margins. Additionally, trading in investment grade government and agency bonds has been less profitable in a market characterized by low interest rates, a flat to inverted yield curve, and relatively low volatility. This environment ultimately led to the closing in September of our Houston office, which concentrated in these investment grade products. The contribution of this office to the firm's profitability had been flat to negative for some time and showed little sign of immediate rebound. The two new expanding segments of our financial services business, investment banking and bank debt/trade claims trading, have continued to grow nicely. We believe the expansion of these areas will continue to compliment our efforts in building a more profitable and diversified product mix. Due to the relatively small number of large transactions that make up these activities, timing of completed transactions can impact results, which was the case in the third quarter.

     The merger with our long-time client APIE, that was announced in June of this year, continues to make its way through the regulatory process. We remain both optimistic and excited about the benefits that this merger will have for the policyholders of APIE and our shareholders. Detailed information of this transaction is available in the S-4 registration statement that we filed in August and amended in September 2006."

     Mr. Shifrin concluded, "We continue to emphasize a strong balance sheet. In this quarter, our current ratio of 3.7 to 1 and our equity of $27.7 million remain approximately the same as at December 31, 2005, even after paying a $.30 dividend and spending over $2,000,000 in a stock repurchase program. We remain debt free."

     APS is a management and financial services firm with subsidiaries that provide: medical malpractice insurance services for doctors, and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

     This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)
                                   (unaudited)


                                               Three Months Ended                       Nine Months Ended
                                                   September 30                            September 30
                                             -------------------------              --------------------------
                                             2006               2005                 2006                2005
                                             ----               ----                 ----                ----
Revenues:
Insurance services                           $3,726            $3,732              $10,556             $10,462
Financial services                            3,043             5,450               11,421              12,415
                                              -----             -----               ------              ------
         Total revenues                       6,769             9,182               21,977              22,877

Expenses:

Insurance services                            3,147             2,931                8,548              7,856
Financial services                            2,905             4,788               10,348             11,009
General and administrative                      436               573                1,436              1,961
Gain on sale of assets                          (13)              (47)                 (15)              (131)
                                             -------           -------              ------             -------
         Total expenses                       6,475             8,245               20,317             20,695
                                             -------           -------              ------             -------
Operating income                                294               937                1,660              2,182
Sale of investments and other                    90             1,042                  110              2,922
                                             -------           -------              ------             ------
Income  before interest, income
 taxes and minority interest                    384             1,979                1,770              5,104

Interest and other income                       264               169                  694                500
Interest expense                                  9                 6                   11                 10

Income tax expense                              230               747                  882              1,966
Minority interest                                --                --                    2                 13
                                             -------           -------              ------             ------

Net Income                                  $   409           $ 1,395               $1,569             $3,615
                                            =======            ======               ======             ======

Diluted income per share:

         Net income                           $0.14              $0.48               $0.53              $1.24
                                            =======              =====               =====              =====

Weighted average shares outstanding
 (diluted)                                    2,892              2,885               2,942              2,920


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       SELECTED FINANCIAL DATA, continued

    (In thousands)

                                                         September 30
                                               --------------------------------
                                                    2006              2005
                                                    ----              ----

ASSETS

Current assets                                     $25,023           $17,690

Notes receivable, less current portion                 347               344
Property and equipment                                 588               696
Investment in available for sale equity and
  fixed income securities-non-current                6,546             8,739
Goodwill                                             1,247             1,247
Other assets                                           805               977
                                                   --------           -------

         Total Assets                              $34,556           $29,693
                                                   =======           =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                  6,826            4,189

Other liabilities                                       --               49
                                                   --------          -------

         Total liabilities                           6,826            4,238

Minority interests                                      20               14

Shareholders' Equity:

Common stock                                           279              273
Additional paid-in capital                           7,502            7,727
Retained earnings                                   19,486           16,892
Accumulated other comprehensive income
net of taxes                                           443              549
                                                   --------          -------

         Total shareholders' equity                 27,710           25,441
                                                   --------          -------

Total Liabilities and Shareholders' Equity         $34,556          $29,693
                                                   =======          =======

For further information, visit  APS's  Website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888